                                                                               .
                                                                               .
                                                                               .

                                                                 EXHIBIT 4(a)(i)

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK           (JOHN HANCOCK(R) LOGO)
A STOCK LIFE INSURANCE COMPANY

OVERNIGHT MAILING ADDRESS:        ANNUITY SERVICE OFFICE:      HOME OFFICE:
[164 Corporate Drive                  [P.O. Box 9506           [100 Summit Lake Drive]
Portsmouth, NH 03801-6815]       Portsmouth, NH 03802-9506     Valhalla, New York 10595]
                              For Inquiries or Assistance in
                                  Resolving Complaints:
                                     1-800-344-1029]

                  THIS IS A LEGAL CONTRACT - READ IT CAREFULLY.

   WE AGREE to pay the benefits of this Contract in accordance with its terms.

            THIS CONTRACT is issued in consideration of the Payment.

John Hancock Life Insurance Company of New York ("the Company") will pay an annuity benefit commencing on the Maturity Date to the Payee as directed by the Owner, in accordance with the Annuity Payments provision of this Contract. Unless another available option under this Contract is elected, annuity benefit payments will be payable for a guaranteed period of 10 years and as long thereafter as the Annuitant lives. If the Owner dies while this Contract is in effect prior to the Maturity Date, we will pay a Death Benefit to the Beneficiary upon receipt of all required claim forms and proof of death of the Owner at the Annuity Service Office.

This contract is incontestable from its Effective Date.

                           FIFTEEN DAY RIGHT TO REVIEW

THE OWNER MAY CANCEL THE CONTRACT BY RETURNING IT TO OUR ANNUITY SERVICE OFFICE OR AGENT AT ANY TIME WITHIN 15 DAYS AFTER RECEIPT OF THE CONTRACT. WITHIN 7 DAYS OF RECEIPT OF THE CONTRACT BY US, WE WILL PAY THE ACCOUNT VALUE, ADJUSTED BY ANY MARKET VALUE ADJUSTMENT COMPUTED ON THE DATE THE CONTRACT IS RECEIVED BY US, TO THE OWNER.

WHEN THE CONTRACT IS ISSUED AS AN INDIVIDUAL RETIREMENT ANNUITY, DURING THE FIRST 7 DAYS OF THIS 15 DAY PERIOD, WE WILL RETURN THE GREATER OF (I) ACCOUNT VALUE, ADJUSTED BY ANY MARKET VALUE ADJUSTMENT OR (II) AN AMOUNT EQUAL TO THE PAYMENT.

We hold reserves for our guarantees under this Contract in a non-unitized MVA Separate Account established within the General Account. The assets of the MVA Separate Account are subject to the liabilities that arise out of the other business that we conduct. General Account assets are also available to meet the guarantees under this Contract as well as our other general obligations.

          SIGNED FOR US at Boston, Massachusetts, on the Contract Date.


/s/ James W. Gallagher                  /s/ Emanuel Alves

President                               Secretary

               Single Payment Modified Guarantee Deferred Annuity
                                Non-Participating

AMOUNTS PAYABLE UNDER THIS CONTRACT MAY BE SUBJECT TO AN UPWARD OR DOWNWARD MARKET VALUE ADJUSTMENT. AMOUNTS WITHDRAWN UNDER THIS CONTRACT MAY BE SUBJECT TO AN EARLY WITHDRAWAL CHARGE. THE ACCOUNT VALUE IS AVAILABLE WITHOUT A MARKET VALUE ADJUSTMENT; (I) DURING THE 30 DAY PERIOD AFTER THE EXPIRATION OF THE GUARANTEE PERIOD; (II) UPON THE DEATH OF THE OWNER WHEN THE BENEFICIARY ELECTS PAYMENT OVER THE LIFE OF THE BENEFICIARY, THE ENTIRE INTEREST IN THE CONTRACT IS DISTRIBUTED IN FIVE YEARS, OR IN ONE LUMP SUM; AND (III) THE FREE WITHDRAWAL AMOUNT.

09MVA ed. HC                                                                  NY

INTRODUCTION

This is a Single Payment Modified Guarantee Deferred Annuity. It is effective when we receive your Payment and apply the Net Payment to the Account Value. We determine Account Value during the Initial Guarantee Period shown on the Specifications Page based on the Net Payment and the Initial Guaranteed Interest Rate. After that, and prior to the Maturity Date while you are still living, the Account Value will accumulate based on the interest rate we guarantee for each Subsequent Guarantee Period selected. Amounts withdrawn prior to the end of any Guarantee Period are subject to a Market Value Adjustment and possible Withdrawal Charges, which could reduce the withdrawal amount and any remaining Account Value below the Payment.

You must allocate the Payment to one Initial Guarantee Period.

On the Maturity Date, if the Annuitant and Owner are still living, the Contract will provide for Annuity Payments to the Payee based upon the Annuity Option selected. Fixed annuity dollar amounts are guaranteed by the Company.

TABLE OF CONTENTS                                                           PAGE
-----------------                                                           ----
PART  1 - DEFINITIONS ...................................................     3
PART  2 - GENERAL PROVISIONS ............................................     4
PART  3 - OWNER, BENEFICIARY ............................................     6
PART  4 - PAYMENT .......................................................     6
PART  5 - GUARANTEE PERIOD, SUBSEQUENT GUARANTEE PERIODS ................     6
PART  6 - MARKET VALUE ADJUSTMENT (MVA) FORMULA .........................     7
PART  7 - INTEREST ON ACCOUNT VALUE .....................................     7
PART  8 - WITHDRAWAL(S) .................................................     8
PART  9 - FEES AND DEDUCTIONS ...........................................     9
PART 10 - DEATH BENEFITS ................................................     9
PART 11 - ANNUITY PAYMENTS ..............................................    10

09MVA ed. HC

PART 1: DEFINITIONS

WE AND YOU                         "We", "us" and "our" means the Company. "You"
                                   or "your" means the Owner of this Contract.

ACCOUNT VALUE                      The amount we hold under this Contract for
                                   you at any given time. On the Contract Date,
                                   the Account Value is equal to the Net
                                   Payment. Thereafter, we determine the Account
                                   Value as specified in the Contract, "Part 7:
                                   Interest on Account Value."

ANNUITANT                          Any individual person or persons whose life
                                   is used to determine the duration of Annuity
                                   Payments involving life contingencies. The
                                   Annuitant is as designated on the
                                   Specifications Page, unless changed prior to
                                   the Maturity Date.

ANNUITY OPTION                     The method selected by you for Annuity
                                   Payments made by us.

ANNUITY PAYMENT(S)                 Payment(s) by us to you or your designated
                                   Payee, which commence on or after the
                                   Maturity Date and are in accordance with the
                                   Annuity Option elected under the terms of
                                   this Contract.

ANNUITY SERVICE OFFICE             Any office designated by us for the receipt
                                   of Payment and processing of Owner requests.
                                   The Annuity Service Office is shown on the
                                   Contract Cover Page.

BENEFICIARY                        The person, persons or entity to whom certain
                                   benefits are payable following the death of
                                   an Owner, or if the Owner is a non natural
                                   person, an Annuitant.

CONTRACT ANNIVERSARY               The anniversary of the Contract beginning
                                   twelve consecutive months from the Contract
                                   Date and each year thereafter.

CONTRACT DATE                      The date of issue of this Contract as
                                   designated on the Specifications Page.

CONTRACT YEAR                      The period of time measured twelve
                                   consecutive months from the Contract Date or
                                   any Contract Anniversary thereafter.

CONTINGENT BENEFICIARY             The person, persons or entity, who becomes
                                   the Beneficiary if the Beneficiary is not
                                   alive when a benefit is due and payable.

ENDORSEMENT                        An Endorsement modifies the Contract to which
                                   it is attached. Endorsements must be signed
                                   by an officer of the Company in order to be
                                   effective.

GENERAL ACCOUNT                    All of the Company's assets other than the
                                   assets in segregated asset accounts which are
                                   maintained as "insulated" separate accounts
                                   under applicable law.

GROSS WITHDRAWAL AMOUNT            The amount deducted from the Account Value
                                   for a full or partial withdrawal. For a full
                                   withdrawal such amount is the Account Value.
                                   For a partial withdrawal, the Gross
                                   Withdrawal Amount is the amount you request
                                   plus any applicable Withdrawal Charge and
                                   adjusted by any applicable Market Value
                                   Adjustment.

IN WRITING                         Unless otherwise stated, means a notice
                                   provided in a format acceptable to us based
                                   on the type of request, which is received at
                                   our Annuity Servicing Office.

INTERNAL REVENUE CODE (IRC)        The Internal Revenue Code of 1986, as amended
                                   from time to time, and any successor statute
                                   of similar purposes.

INITIAL GUARANTEE PERIOD           The period of time beginning on the Contract
                                   Date that the Initial Guaranteed Interest
                                   Rate is in effect. The Initial Guarantee
                                   Period continues for the period shown on the
                                   Specifications Page.


09MVA ed. HC                                                              Page 3

INITIAL GUARANTEED INTEREST RATE   The compound annual rate, shown on the
                                   Specifications Page of the Contract, credited
                                   to the Account Value during the Initial
                                   Guarantee Period under the terms of the
                                   Contract.

MATURITY DATE                      The date on which Annuity Payments are
                                   scheduled to commence. It is the date
                                   specified on the Specifications Page, unless
                                   changed.

NET PAYMENT                        The Payment less the amount of premium tax,
                                   if any, deducted from the Payment.

OWNER(S) The person, persons or entity entitled to the ownership rights under this Contract. The
                                   Owner is as designated on the Specifications
                                   Page, unless changed.

PAYEE                              Any of the person(s) or entity to whom
                                   Annuity Payments are to be made.

PAYMENT An amount paid to us by you that we accept as consideration for the benefits provided by this Contract.

QUALIFIED CONTRACT                 A Contract issued under a Qualified Plan.

QUALIFIED PLANS                    Retirement plans, which receive favorable tax
                                   treatment under sections 401, 403, 408, 408A,
                                   414 or 457, of the Internal Revenue Code of
                                   1986, as amended.

MVA SEPARATE ACCOUNT               A non-registered separate account that we
                                   established within the General Account and in
                                   which we hold reserves for our guarantees
                                   under the Contract. Our other General Account
                                   assets are also available to meet the
                                   guarantees under the Contract and our other
                                   general obligations. The assets of the MVA
                                   Separate Account are subject to the
                                   liabilities that arise out of the other
                                   business that we conduct.

SUBSEQUENT GUARANTEE PERIOD        A period of time beginning on the day
                                   following expiry of the immediately preceding
                                   Guarantee Period.

PART 2: GENERAL PROVISIONS

ENTIRE CONTRACT

This Contract is an agreement between the Owner(s) and the Company. The entire Contract consists of this Contract, any Riders, Endorsements, Specifications Pages and application, if one is attached.

The benefits and values available under this Contract are not less than the minimum required by any statute of the state in which this Contract is delivered. We have filed a detailed statement of the method used to calculate the benefits and values with the Department of Insurance in the state in which this Contract is delivered, if required by law.

You may also have access to (i) information for you or a member of your family, regarding elder care needs and questions, either directly or through a third party arrangement, and (ii) assistance that may help you identify various elder care service agencies available in your community.

MODIFICATION

Only the President, a Vice President, or the Secretary of the Company has authority to agree on our behalf to any alteration of the Contract or to any waiver of our rights or requirements. The alteration or waiver must be in writing. We will not change or modify this Contract without your consent except as may be required to make it conform to any applicable law or regulation or any ruling issued by a government agency; or unless we have reserved the right to change the terms herein.

CHANGE IN MATURITY DATE

Prior to the Maturity Date, an Owner may request in writing a change of the Maturity Date. Any extension of the Maturity Date will be subject to our approval.


09MVA ed. HC                                                              Page 4

ASSIGNMENT

You may assign this Contract, except as otherwise provided, at any time prior to the Maturity Date. Your interest, any interest of the Annuitant and of any revocable Beneficiary shall be subject to the terms of the assignment. We will not be on notice of any assignment unless it is in writing. We will not be liable for any payments made or actions we take before the assignment is accepted by us. An absolute assignment will revoke the interest of any revocable Beneficiary. We assume no responsibility for the validity or sufficiency of any assignment.

If this Contract is issued in a tax qualified plan, this Contract is subject to assignment restrictions for Federal Income Tax purposes. In such event, this Contract shall not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than us.

CLAIMS OF CREDITORS

All benefits and payments under this Contract shall be exempt from the claims of creditors of the Contract Owner to the extent permitted by law.

MISSTATEMENT AND PROOF OF AGE, SEX OR SURVIVAL

We may require proof of age, sex or survival of any person upon whose age, sex or survival an Annuity Payment depends. If the age or sex of the Annuitant has been misstated, the benefits will be those which the Annuity Payment would have provided for the correct age and sex. If we have made incorrect Annuity Payments, the amount of any underpayment will be paid immediately. The amount of any overpayment will be deducted from future Annuity Payments. We will uniformly charge or credit interest in accordance with state law, as applicable.

NON-PARTICIPATING

Your Contract is non-participating and will not share in our profits or surplus earnings. We will pay no dividends on your Contract.

CANCELLATION FOR MINIMUM ACCOUNT VALUE

If, as a result of any partial withdrawal, the Account Value would be reduced to less than the Minimum Account Value, indicated on the Specifications Page, we may cancel this Contract and pay you the amount equal to that which would be paid as a result of a Total Withdrawal, as described in Part 8, "Withdrawals".

REPORTS

We will send you any reports required by law.

CURRENCY AND PLACE OF PAYMENTS

All payments made to or by us shall be made in the lawful currency of the United States of America at the Annuity Service Office or elsewhere if we consent.

NOTICES AND ELECTIONS

To be effective, all notices and elections you make under this Contract must be in writing, signed by you and received by us at the Annuity Service Office. Unless otherwise provided in this Contract, all notices, requests and elections will be effective when received by us at our Annuity Service Office, complete with all necessary information and your signature.

ISSUE STATE

This Contract will be governed by the laws of the jurisdiction indicated on the Specifications Page.

SECTION 72(s)

The provisions of this Contract shall be interpreted so as to comply with the requirements of Section 72(s) of the Internal Revenue Code.


09MVA ed. HC                                                              Page 5

PART 3: OWNER, BENEFICIARY

OWNER

The Owner of this Contract shall be the person, persons or entity designated on the Specifications Page unless otherwise changed by you in writing. If amounts become payable to the Beneficiary under this Contract, the Beneficiary becomes the Owner of this Contract.

BENEFICIARY

Upon the death of the Owner, any surviving Owner will become the Beneficiary. If there is no surviving Owner, the Beneficiary will be as designated on the Specifications Page, unless otherwise changed during the Owner's lifetime. If no such Beneficiary is living, the Beneficiary is the "Contingent Beneficiary". If no Beneficiary or Contingent Beneficiary is living, the Beneficiary is the estate of the deceased Owner.

CHANGE OF OWNER, ANNUITANT, BENEFICIARY

Subject to the rights of an irrevocable Beneficiary, you may request to change the Owner, Annuitant, or Beneficiary by sending us notice in writing. Any such request must be received at our Annuity Service Office and approved by us. If we approved a change of Beneficiary, it will take effect on the date the request is signed. If we approve a change of Owner or Annuitant, it will take effect on the date we received the request at the Annuity Service Office. The Annuitant may not be changed after the Maturity Date. You need not send us the Contract unless we request it. We will not be liable for any payments or actions we take before we approve the change.

If any Annuitant is changed and any Owner is not an individual, the entire interest in the Contract must be distributed to the Owner within five years of the change.

PART 4: PAYMENT

The Contract is not effective until Payment is received by us at our Annuity Service Office or such other place as we may designate. The Payment deposited into the Contract can not exceed the Maximum Payment shown on the Specifications Page. Upon request we will consider, applying nondiscriminatory financial factors, waiving any of the above conditions.

ALLOCATION OF NET PAYMENT

When we receive the Payment, the Net Payment will be allocated to the Initial Guarantee Period as shown on the Specifications Page.

PART 5: GUARANTEE PERIOD, SUBSEQUENT GUARANTEE PERIODS

GUARANTEE PERIOD

The Guarantee Period may be either the Initial Guarantee Period or a Subsequent Guarantee Period. We allocate the Payment to the Initial Guarantee Period elected and shown on the Specifications Page. Thereafter, any allocation of your Account Value will be in a Subsequent Guarantee Period then available under this Contract. The Initial Guarantee Period is measured from the Contract Date. All Subsequent Guarantee Periods are measured from the first day following the last day of the immediately preceding Guarantee Period.


09MVA ed. HC                                                              Page 6

SUBSEQUENT GUARANTEE PERIODS

At least 15 days, but not more than 45 days prior to the expiration of the initial Guarantee Period and any Subsequent Guarantee Period, we will provide you with a written notice of the expiry of the Guarantee Period and notice of the Subsequent Guarantee Periods available. Unless we receive written instructions from You selecting a Subsequent Guarantee Period from those then available, upon expiration of any Guarantee Period, a Subsequent Guarantee Period of one year will commence. If a one year Guarantee Period is not available, you will be placed in the next shortest available Guarantee Period. Any Subsequent Guarantee Period will begin the day after the expiration of the immediately proceeding Guarantee Period. We do not subject an amount to a Market Value Adjustment when it is applied to a Subsequent Guarantee Period.

If your Subsequent Guarantee Period extends beyond the Maturity Date shown on the Specifications Page, your Maturity Date will be extended to the last day of that Subsequent Guarantee Period. In no event will you be permitted to elect a Subsequent Guarantee Period longer than the shortest Guarantee Period ending on or after the Maximum Maturity Date shown on the Specifications Page.

PART 6: MARKET VALUE ADJUSTMENT (MVA) FORMULA

Any amounts withdrawn or converted to Annuity Payments on any date other than the period 30 days after the expiration of the Guarantee Period may be adjusted upward or downward by the application of a Market Value Adjustment Factor described below.

The Market Value Adjustment Factor is determined by the following formula:

[(1+i)/(1+j+k)]/(n/12)

Where i, j, k and n are defined as follows:

i = guaranteed rate in effect for the current Guarantee Period for this Contract

j = rate offered on a Guarantee Period equal to number of months remaining in the current Guarantee Period, as of the date your request is processed. For purposes of this calculation, months remaining will be rounded up to the next nearest whole number. If a rate for this duration is not available (for new purchases), the Company will declare a rate solely for this purpose that is consistent with rates for durations that are currently available

k =  Adjustment Factor, as indicated on the Specifications Page

n = number of months from date that any amounts withdrawn or converted to Annuity Payments are processed to the end of your current Guarantee Period. In the case of partial months, n is rounded up to the next month.

The amount of Market Value Adjustment, if any, upon withdrawal is specified in
Part 8, "Withdrawals."

The Market Value Adjustment is equal to A x (B-1) where A is the amount subject to adjustment, and B is the Market Value Adjustment factor above. The Market Value Adjustment may be positive or negative.

The detailed description of the Market Value Adjustment has been filed with the Superintendent.

PART 7: INTEREST ON ACCOUNT VALUE

The Account Value is the value of the amount allocated to the Guarantee Period, reduced by any Gross Withdrawal Amounts and reduced by any other applicable charges described in the Contract and accumulated with interest. The Account Value will accumulate at a rate of interest determined by us and in effect on the date the amount is allocated


09MVA ed. HC                                                            Page 7NY
to the Guarantee Period. The Initial Guaranteed Interest Rate is shown on the Specification Page. The Initial Guaranteed Interest Rate may vary based on the amount of the Payment allocated to the Guarantee Period and will apply throughout the Initial Guarantee Period. At the commencement of any Subsequent Guarantee Period, the interest rate credited will be at least equal to our declared interest rate then in effect for new policies of the same size with Guarantee Periods of the same duration commencing at the beginning of the Subsequent Guarantee Period. All such declared interest rates will be expressed on an annual effective basis and will never be less than the guaranteed minimum interest rate required by law, if any. The interest credited on any given day will be a rate which, if compounded daily for one year, would equal the applicable declared interest rate.

PART 8: WITHDRAWALS

You may withdraw part or all of the Account Value at any time before the earlier of the death of an Owner or Annuitant if the Owner is a non natural person or the Maturity Date by sending us a notice in writing.

We will not defer payment more than six months beyond the date we receive such notice. If we defer payment for more than 10 days, the amount deferred will earn interest at a rate not less than the minimum required by law.

FREE WITHDRAWAL AMOUNT

The Free Withdrawal Amount will equal the greater of a) the annual Required Minimum Distribution amount for Owners of Qualified Contracts aged 70 1/2 or more or b) the amount of any interest credited to the Account Value during the 12 months prior to the date of your request, less any Gross Withdrawal Amount(s) taken during this 12 month period.

TOTAL WITHDRAWAL

Upon receipt of your request to withdraw all of your Account Value, we will terminate the Contract and we will pay you the following amount:

F + [(A-F) x M] -W, WHERE:

F = the Free Withdrawal Amount;

A = the Account Value, reduced by any applicable Annual Fee;

M = the Market Value Adjustment Factor;

W = the Withdrawal Charge.

PARTIAL WITHDRAWAL(S)

You may withdraw less than your entire Account Value. However, requests for amounts in excess of the Free Withdrawal Amount are subject to a Withdrawal Charge, a Market Value Adjustment and will be determined using the following calculation:

F + [(G -F) x M] -W, WHERE:

F = the Free Withdrawal Amount;

G = the Gross Withdrawal Amount;

M = the Market Value Adjustment Factor;

W = the Withdrawal Charge.

We do not restrict the frequency of withdrawals. However, the Gross Withdrawal Amount withdrawn must be no less than the Minimum Partial Withdrawal Amount shown on the Contract's Specifications Pages. Any withdrawal which would reduce the Account Value to less than the Minimum Account Value, indicated on the Specifications Page, may be treated as a request for a Total Withdrawal of your Account Value.


09MVA ed. HC                                                              Page 8

WITHDRAWAL CHARGE

If a withdrawal is made from the Contract prior to the Maturity Date, a Withdrawal Charge may be assessed against the portion of the Account Value being withdrawn. The amount of the Withdrawal Charge and when it is assessed is discussed below

     1) The Free Withdrawal Amount is defined above and may be withdrawn free of a Withdrawal Charge and is not subject to a Market Value Adjustment.

     2) Any amounts withdrawn in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge, if any. The Withdrawal Charge is determined by multiplying the Gross Withdrawal Amount less any annual administration fee and Free Withdrawal Amount by the applicable Withdrawal Charge percentage shown on the Specifications Page.

     3) No Withdrawal Charge will apply to withdrawals made at the end of a Guarantee Period as described in "Part 5: Guarantee Period, Subsequent Guarantee Period". A request for withdrawal at the end of a Guarantee Period must be received in writing during the 30 day period immediately following the end of that Guarantee Period.

PART 9: FEES AND DEDUCTIONS

ANNUAL FEE

To compensate us for assuming certain administrative expenses, we may charge an Annual Fee as set forth on the Specifications Page. Prior to the Maturity Date, the Annual Fee is deducted from the Account Value on each Contract Anniversary. If the Account Value is totally withdrawn on any date other than the Contract Anniversary, we will deduct the total amount of the Annual Fee from the amount paid. After the Maturity Date, the Annual Fee is deducted on a pro rata basis from each Annuity Payment.

TAXES

We may charge certain taxes against your Payment, Account Value, payment of Death Benefit, or Annuity Payments (either at the time of Payment, full withdrawal, or when Annuity Payments commence), as appropriate. Such taxes may include premium taxes or other taxes levied by any government entity which we determine have resulted from the establishment or maintenance of the MVA Separate Account, or from the receipt by us of Payments, or from the issuance of this Contract, or from the commencement or continuance of Annuity Payments under this Contract.

PART 10: DEATH BENEFITS

DEATH BEFORE MATURITY DATE

If any Owner dies prior to the Maturity Date (or date Annuity Payments begin, if earlier) the Death Benefit will be equal to the Account Value, as of the date on which written notice and proof of death and all required claim forms are received in good order at the Company's Annuity Service Office.

On the death of the last surviving Annuitant, the Owner becomes the new Annuitant, if the Owner is an individual. If any Owner is a non natural person, the death of an Annuitant is treated as the death of an Owner.

If the co-Owner predeceases the Owner, the Owner will be treated as the Beneficiary.

The Beneficiary may continue the Contract as the Owner, subject to the requirements of Section 72(s) of the Internal Revenue Code. If the Contract cannot continue under Section 72(s), or if the Beneficiary elects not to continue the Contract, the Death Benefit will be distributed under one of the following provisions:

     (i)   as an Annuity Option as described within Part 11: "Annuity Payments";
           or


09MVA ed. HC                                                              Page 9

     (ii) over the life of the Beneficiary, or over a period not to extend beyond the life expectancy of the Beneficiary, with all such distributions beginning within one year from the date of the Owner's Death; or

     (iii)  the entire interest in the Contract must be distributed within five
           (5) years of the Owner's Death; or

     (iv)  in one lump sum.

Withdrawal Charges will be waived on any withdrawals under (ii), (iii) or (iv). If the Beneficiary dies before distributions under (ii) or (iii) are complete, the remaining Death Benefit must be distributed in a lump sum immediately. If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary.

The Contract will terminate if the Death Benefit is taken in one sum.

If the Beneficiary decides to continue the Contract as the Owner, subject to
Section 72(s), the new Owner must carry out the current Guarantee Period and thereafter, applicable Market Value Adjustments will apply to amounts withdrawn as described under the Contract. Such amounts may be adjusted upward or downward by the application of a Market Value Adjustment Factor. Subject to the rights of an irrevocable Beneficiary, the new Owner in such instance may name a new Beneficiary and, if no Beneficiary is so named, the decedent Beneficiary's estate will be the Beneficiary.

If the Contract is held as part of a Qualified Plan, the terms of your Qualified Plan Endorsement form will control.

We will permit the Owner to limit the Death Benefit option(s) to be offered to any named Beneficiary, if the Owner provides notice in writing to the Company prior to death and the desired option(s) is one provided for in this Contract.

DEATH BENEFIT ON OR AFTER MATURITY DATE

On or after the date Annuity Payments begin, if the Annuitant dies, the Death Benefit will depend on the Annuity Option selected in accordance with Part 11:
"Annuity Payments".

PROOF OF DEATH

Proof of death is required upon the death of the Annuitant or the Owner. Proof of death is one of the following received at the Annuity Service Office:

     a)   A certified copy of a death certificate.

     b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death.

     c)   Any other proof satisfactory to us.

PART 11: ANNUITY PAYMENTS

GENERAL

Any amounts payable under this Contract may be converted to Annuity Payments in accordance with one or more of the Annuity Options described below, subject to any restrictions of Internal Revenue Code section 72(s). Once Annuity Payments commence, the Annuity Option and the Annuitant may not be changed.

We will pay annuity benefits in the form of Annuity Payment(s) on the life of the Annuitant, to the Payee, if living, on the Maturity Date. Annuity Payments will commence on or after the Maturity Date and continue for the period of time provided for under the Annuity Option you elect.

MATURITY DATE

On the Maturity Date or other date elected to commence Annuity Payments, we will convert the Account Value adjusted by any Market Value Adjustment as described in Part 6 of this Contract, into Annuity Payments. The amount used to determine the first Annuity Payment will be measured as of a date not more than 10 business days prior to the Maturity Date.


09MVA ed. HC                                                             Page 10

Only a Contract Value of $5,000 or more may be applied to one of the annuity payment options offered. If the amount of the first annuity payment would be less than our minimum requirements then in effect, we may make a single payment, adjusted by any Market Value Adjustment as described in Part 6 of this Contract, on the date the first payment is payable. This single payment is in place of all other benefits provided by this Contract.

CALCULATION USED TO DETERMINE ANNUITY PAYMENT(S)

The amount of each Annuity Payment is determined by applying the amounts which will be converted to Annuity Payment(s) to the appropriate table(s) identified by this Contract. We guarantee the dollar amount of each Annuity Payment. Annuity Payments will never be less than that available by applying the Account Value adjusted by any Market Value Adjustment as described in Part 6 of this Contract, to buy a single premium immediate annuity then offered by us, or by one of our affiliated companies if we do not offer a single premium immediate annuity.

DESCRIPTION OF ANNUITY OPTIONS

The following annuity payment options are available under this contract for a single life:

     a. Life Annuity with a Guaranteed Period of 5, 10, or 20 Years. Under this option we will make payments for the guaranteed period elected, and as long thereafter as the Annuitant lives.

     b. Life Annuity. Under this option, we will make payments throughout the lifetime of the Annuitant. No further payments will be made after the death of the Annuitant.

     c. A single sum or any other option which we may make available including joint lives.

ALTERNATIVE ANNUITY OPTIONS

Instead of settlement in accordance with the Annuity Options described above, you may choose an alternate form of settlement acceptable to us. Once Annuity Payments commence, the form of settlement may not be changed.

ANNUITY PAYMENT INTERVALS

You may elect to receive your Annuity Payments monthly, quarterly, semi-annually or annually.


09MVA ed. HC                                                             Page 11

TABLE OF PAYMENT RATES

The rates shown below are guaranteed minimum rates. The actual rates that we will apply will be the greater of these guaranteed minimum rates and the current rates in effect at the time Annuity Payments begin. Information regarding our current rates will be available to any Owner upon request.

                       MONTHLY ANNUITY PAYMENT RATE TABLE

 AGE OF MEASURING            LIFE ANNUITY WITH GUARANTEED
PERSON ON BIRTHDAY                   PERIOD
   NEAREST DATE      --------------------------------------------
 OF FIRST PAYMENT    5 YEARS   10 YEARS   20 YEARS   LIFE ANNUITY
------------------   -------   --------   --------   ------------
       55              3.07       3.05      3.00         3.07
       56              3.14       3.13      3.07         3.14
       57              3.21       3.20      3.13         3.22
       58              3.29       3.28      3.20         3.30
       59              3.38       3.36      3.27         3.39
       60              3.47       3.45      3.34         3.48
       61              3.57       3.54      3.42         3.58
       62              3.67       3.64      3.50         3.68
       63              3.78       3.74      3.58         3.79
       64              3.89       3.85      3.66         3.91
       65              4.02       3.97      3.74         4.03
       66              4.15       4.09      3.83         4.17
       67              4.29       4.22      3.91         4.31
       68              4.44       4.36      4.00         4.46
       69              4.60       4.50      4.08         4.63
       70              4.78       4.66      4.17         4.81
       71              4.96       4.82      4.25         5.00
       72              5.16       4.99      4.32         5.21
       73              5.38       5.17      4.40         5.44
       74              5.61       5.36      4.47         5.69
       75              5.83       5.56      4.53         5.95
       76              6.13       5.76      4.59         6.24
       77              6.41       5.97      4.64         6.55
       78              6.71       6.18      4.69         6.89
       79              7.03       6.40      4.73         7.25
       80              7.38       6.62      4.77         7.65
       81              7.74       6.83      4.80         8.08
       82              8.13       7.04      4.82         8.55
       83              8.54       7.25      4.84         9.06
       84              8.97       7.45      4.86         9.61
       85              9.41       7.63      4.87        10.21
       86              9.87       7.80      4.88        10.86
       87             10.33       7.96      4.89        11.57
       88             10.80       8.10      4.90        12.32
       89             11.26       8.23      4.90        13.12
       90             11.71       8.35      4.91        13.96
       91             12.15       8.45      4.91        14.84
       92             12.57       8.54      4.91        15.75
       93             12.97       8.62      4.91        16.69
       94             13.35       8.69      4.91        17.66
       95 and over    13.73       8.75      4.91        18.67

These rates are based on the Annuity 2000 mortality table for Females projected for improvement using projection scale G. Interest is at an annual effective rate of 1.5%.


09MVA ed. HC                                                             Page 12

Communications about this annuity contract may be sent to the Company at its Servicing Office.

Single Payment Modified Guarantee Deferred Annuity

Non-Participating

Amounts withdrawn under this contract may be subject to a Withdrawal Charge and a Market Value Adjustment

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK           (JOHN HANCOCK(R) LOGO)
A STOCK LIFE INSURANCE COMPANY

09MVA ed. HC                        NY                     Printed in the U.S.A.